Exhibit 4(c)


THIS WARRANT AND THE SHARES OF COMMON STOCK OF INTEGRA, INC. WHICH MAY BE PURCHASED THROUGH THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNLESS: (I) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW, OR (II) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH WARRANT OR COMMON STOCK, WHICH OTHER COUNSEL IS SATISFACTORY TO THE COMPANY, THAT SUCH SHARES OR WARRANT MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT ANY EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.



                                                               SHARES APPLICABLE

Date: July 2, 2001                                                        50,000


                        WARRANT TO PURCHASE COMMON STOCK
                                       OF
                                  INTEGRA, INC.


This Warrant certifies that, for value received, Charles Henri-Weil, an individual (the "Holder"), is entitled, at any time prior to the Termination Date (as hereinafter defined), to purchase, subject to the provisions of this Warrant, 50,000 shares of Common Stock, par value $.01 per shares (the "Common Stock"), of Integra, Inc., a Delaware corporation (the "Company").

         1.       Exercise of Warrant.

                  At any time during the 120-month period (the "Exercise Period") after the date hereof (or at the close of business on the next succeeding business day if such day is not a business day in the Commonwealth of Pennsylvania), the Holder of this Warrant shall have the right, at the option of the Holder, without prior notice, to purchase the number of fully paid and non-assessable shares of the Common Stock, at the Exercise Price, hereinafter defined. The expiration of the Exercise Period is referred to herein as the "Termination Date."
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         2.       Method of Exercise.

                  In order to exercise this Warrant, during the Exercise Period the Holder shall surrender this Warrant during regular business hours at the Company at its principal office at 1060 First Avenue, King of Prussia, Pennsylvania 19406, together with (a) the Exercise Price for the aggregate number of shares purchasable pursuant to the provisions hereof by certified or bank cashier's check payable to the order of the Company and (b) the attached Purchase Form duly executed by the Holder. The Company shall thereupon as promptly as practicable cause the issuance to the Holder of a certificate or certificates representing the number of shares of Common Stock purchased by the Holder. At its sole option, and upon request by the Holder in writing during the Exercise Period, the Company may permit the purchase of less than the entire number of shares purchasable hereunder, in which case the Company shall as promptly as practicable cause the issuance to the Holder of a certificate or certificates representing the number of shares of the Common Stock purchased by the Holder, and in the event that the Termination Date has not then occurred, a replacement warrant entitling the Holder, to purchase the balance of the shares of the Common Stock purchasable hereunder. Such shares of Common Stock, when issued upon the exercise of this Warrant, shall be validly issued, fully paid and non-assessable.

         3.       Exercise Price.

                  The exercise price (the "Exercise Price") for each share of Common Stock upon exercise of this Warrant shall be equal to $.70 per share.

         4. Adjustment in Number of Shares Purchasable. The following provisions shall apply from the date hereof until the date of exercise of this Warrant or the Termination Date, whichever occurs first:

                  (a) Stock Dividend, Split or Subdivision of Shares. If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable to all holders of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Exercise Price shall be appropriately decreased and the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares.

                  (b) Combination of Shares. If, at any time after the date hereof, the number of shares of Common Stock outstanding is decreased by a combination or consolidation of the outstanding shares of Common Stock, by reclassification, reverse stock split or otherwise, then, following the record date for such combination, the Exercise Price shall be appropriately increased and the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares.

                  (c) Calculations. All calculations under this Section 4 shall be made to the nearest one-tenth of a cent, or to the nearest one-tenth of a share, as the case may be.

                  (d) Merger and Consolidation. If at any time there is a merger, reorganization or consolidation of the Company into or with another entity or other similar transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of in exchange for property, rights or securities distributed to holders thereof by the acquiring person, firm or other entity, or the sale of all or substantially all of the assets of the Company, then as part of such merger, reorganization, consolidation or sale, lawful provision shall be made so that the Holder shall thereafter be entitled to receive upon exercise of its rights to purchase Common Stock, the number of shares of common stock, cash, property or shares of the successor corporation resulting from such merger or consolidation, to which a holder of Common Stock, deliverable upon exercise of the rights to purchase Common Stock hereunder, would have been entitled in such merger, reorganization, consolidation or sale if the right to purchase such Common Stock hereunder had been exercised immediately prior to such merger, reorganization, consolidation or sale. In any such event, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after such merger, reorganization, consolidation or sale so that the provisions of this Warrant (including Exercise Price and the number of shares of Common Stock purchasable pursuant to the terms and conditions of this Warrant) shall be applicable after that event as near as reasonably may be, in relation to any shares deliverable upon the exercise of the Holder's rights to purchase Common Stock pursuant to this Warrant.

                  (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 4, the Company, at its own expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request, at any time, of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth: (i) such adjustments and readjustments;
(ii) the Exercise Price at the time in effect; and (iii) the number of shares and the amount, if any of other property that at the time would be received upon the exercise of the Warrant.

                  (f) The Company shall not be required to issue any fraction of a share of Common Stock upon the exercise of this Warrant. If any fractional interest in a share of Common Stock shall be deliverable upon the exercise of this Warrant, the Company shall make an adjustment therefor in cash equal to such fraction as may be determined in the sole discretion of the Company.

         5.       Restrictions on Transferability of Securities.

                  (a) This Warrant is not transferable by the Holder otherwise than by will or pursuant to the laws of descent and distribution in the event of the Holder's death, in which event this Warrant may be exercised by the heirs or legal representatives of the Holder. This Warrant may be exercised during the lifetime of the Holder only by the Holder or such Holder's legal representative in the event of such Holder's incompetence. Any attempt at assignment, transfer, pledge or disposition of this Warrant contrary to the provisions hereof or the levy of any execution, attachment or similar process upon this Warrant shall be null and void and without effect. Any exercise of this Warrant by a person other than the Holder shall be accompanied by appropriate proofs of the right of such person to exercise this Warrant.

                  (b) Neither this Warrant nor the Common Stock issuable upon exercise hereof (collectively the "Securities") has been registered under the Securities Act of 1933, as amended (the "Act") or any applicable state securities laws, by reason of exemptions from the registration requirements of the Act and such laws.

                  (c) This Warrant has been taken by the Holder for investment and without a view to resale or distribution thereof and may not be sold, pledged, assigned or otherwise disposed of in the absence of an effective registration statement for the Securities under the Act or unless an exemption from such registration is available.

                  (d)      Each certificate representing (i) Common Stock and
(ii) any other securities issued in respect of the Common Stock upon any Common Stock split, Common Stock dividend, recapitalization, merger, consolidation or similar event shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Act) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

         THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "1933 ACT") OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE 1933 ACT AND THE RULES AND REGULATIONS THEREUNDER.

         6.       Reservation of Shares.

                  The Company covenants and agrees that, during the Exercise Period, the Company will at all times have authorized and reserved, out of its authorized but unissued shares of its Common Stock, a sufficient number of shares to provide for the exercise in full of the rights represented by this Warrant. In accordance with and subject to applicable laws and regulations, the Company shall from time to time increase its number of authorized shares of Common Stock so as to maintain a number of such shares sufficient to permit the exercise of this Warrant.

         7.       Lost Documents.

                  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any warrants exchanged for it, and (in case of loss, theft or destruction) of indemnity or security satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such warrant, if mutilated, the Company shall make and deliver in lieu of such warrant a replacement warrant.

         8. Rights of Holder. The Holder shall not, by virtue of this Warrant, be entitled to any rights of a shareholder of the Company, either at law or equity, and the rights of the Holder are limited to those expressed herein.

         9.       Miscellaneous.

                  (a) Parties in Interest. All covenants, agreements and undertakings in this Warrant by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                  (b) Notices. All notices, requests, consents and demands shall be made in writing and shall be mailed first class, postage prepaid, to the Company or to the Holder of this Warrant at such respective addresses as may be furnished in writing to the other party hereto.

                  (c) Amendments. The terms and provisions of this Warrant may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except by written consent of the Company and the Holder hereof.

                  (d) Governing Law. This Warrant shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the Commonwealth of Pennsylvania and of the United States.

           IN WITNESS WHEREOF, this Warrant has been executed and delivered as a sealed instrument on the date first written above.

                                              INTEGRA, INC.

[Corporate Seal]

                                              By:  ___________________________
                                                        Shawkat Raslan
                                                        Office of the Chairman


Attest:  _________________________
           Jack N. Brown
           Secretary

                                  PURCHASE FORM




Integra, Inc.
1060 First Avenue
King of Prussia, PA  19406


                  The undersigned hereby (a) irrevocably elects to exercise the attached Warrant to the extent of _________________ shares of Common Stock, par value $.01 per share, of Integra, Inc. and hereby tenders $___________ in payment of the purchase price therefor.

                   INSTRUCTIONS FOR REGISTRATION OF SECURITIES

           Name: _______________________________________________________
                              [Please typewrite or print]

           Address: _____________________________________________________

           Social Security
           or Taxpayer Ident. No. ________________________________________




                                                By:_____________________________